EXHIBIT 107

Calculation of Filing Fee Tables
FORM S-1 (Form Type)
INFINITE GROUP, INC. (Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Units consisting of shares of Common Stock, par value $0.001 per share, and Warrants to purchase shares of Common Stock, par value $0.001 per share (2)	-	-	$17,250,000.00	-	$1,599.08
N/A	Equity	Common Stock included as part of the Units(3)	-	-	-	-	-
N/A	Equity	Redeemable Warrants to purchase shares of Common Stock included as part of the Units (3)	-	-	-	-	-
Fees Previously Paid	Equity	Shares of Common Stock issuable upon exercise of the Redeemable Warrants (4)(5)	-	-	$17,250,000.00	-	$1,599.08
N/A	Equity	Representative’s Warrants (5)	-	-	-	-	-
Fees Previously Paid	Equity	Shares of Common Stock issuable upon exercise of Representative’s Warrants (3)(6)	-	-	$750,000.00	-	$69.53
		Total Offering Amounts			$35,250,000.00		$3,267.69
		Total Fees Previously Paid					$3,267.69
		Net Fee Due					$-